STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

Major League Football, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

First: That the name of this corporation (the "Corporation") is Major League Football, Inc.

Second: That the certificate of incorporation of the Corporation was originally filed with the Delaware Secretary of State on August 16, 2004 (the "Certificate of Incorporation").

Third: The sole senior executive officer and employee of this public Corporation by written consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted the following amendments to the Certificate of Incorporation:

Fourth: That Article "Second" of the original Certificate of Incorporation is Amended as follows: the current address of the Corporation is 7319 Riviera Cove #7, Lakewood Ranch, Manatee County, Florida 34202. The name of the Corporation's registered agent at such address is Francis J Murtha.

Fifth: That the FOURTH Article of the Certificate of Incorporation is amended to read, in its entirety, as follows:

Sixth The total number of shares of stock that the Corporation shall have authority to issue is Three Hundred Million (300,000,000) shares of Common Stock, one-tenth of one cent ($0.001) par value per share.

Seventh: That written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware has not been adhered to. However, given the exigent circumstances of the need to raise money imminently to save the Corporation and fund its primary business, the holders of a majority of the outstanding common stock entitled to vote as a class, was not provided written notice of the proposed amendment to the Certificate of Incorporation and the Corporation did not conduct a vote of the shareholders in favor of the adoption of the amendment to the Certificate of Incorporation.

Eighth: That said amendments to the Certificate of Incorporation were duly adopted but not in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 15th day of February 2019.

Major League Football, Inc

By: /s/Frank Murtha
Frank Murtha
Senior Executive Vice President